Exhibt Q1(g)

PLAN OF LIQUIDATION OF GREAT PLAINS INTERNATIONAL EQUITY FUND

This Plan of Liquidation of Great Plains International Equity Fund
(this "Plan") is made as of this 16th day of June, 2000, by Great Plain Funds, a Massachusetts business trust ("Great Plains"), on behalf of two of its series designated Great Plains International Equity Fund ("International Fund") and Great Plains Equity Fund ("Equity Fund").

					R E C I T A L S

WHEREAS, Great Plains: (a) is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts; (b) is registered as an open-end management investment company under the Investment Company Act; and (c) currently has designated five separate series of shares of beneficial interest, two of which are known as International Fund and Equity Fund; and

WHEREAS, the Board of Trustees of Great Plains deems it advisable that Equity Fund, as the sole remaining shareholder of International Fund, redeem all of the shares of International Fund that it holds, and receive in return all of International Fund's assets and assume all of International Fund's liabilities, whether accrued or not.

					A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:
1.	Definitions.
For purposes of this Plan, the following terms shall have the respective meanings set forth below:

1.1 "Closing Date" means July 21, 2000, or such other date as Great Plains may determine.

1.2  "Code" means the Internal Revenue Code of 1986, as amended.

1.3 "Custodian" means National Bank of Commerce, acting in its capacity as custodian with respect to the assets of Great Plains.

1.4  "Effective Time" means 5:01 p.m. Central Time on the Closing
Date.

1.5 "International Shares" means the issued and outstanding shares of beneficial interest of International Fund.

1.6  "Investment Company Act" means the Investment Company Act of
1940, as amended, and all of the rules and regulations adopted thereunder by the SEC.

1.7  "Plan" means this Plan of Liquidation of Great Plains
International Equity Fund, together with all schedules and exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

1.8  "SEC" means the United States Securities and Exchange Commission.


2.	Liquidation of International Fund.

2.1  Redemption of International Shares; Liquidation of International
Fund. At the Effective Time, all of the assets of International Fund shall be delivered to the Custodian for the account of Equity Fund, in exchange for
(i) delivery to International Fund for redemption at the Effective Time of all of the International Shares held by Equity Fund (including any fractional shares) and (ii) the assumption by Equity Fund of all the liabilities of the International Fund. As of the Effective Time and following delivery of such assets to the Custodian, Equity Fund shall receive good and marketable title to such assets free and clear of all liens, security interests, pledges, charges, claims or encumbrances of any and every kind.

2.2 Closing of Books. The stock transfer books of International Fund shall be permanently closed as of the close of regular session trading on the New York Stock Exchange on the Closing Date, and only requests for the redemption of shares of International Fund received in proper form prior to that time shall be accepted by International Fund.

2.3 Liquidation. As soon as reasonably practicable after the Closing Date, International Fund's status as a designated series of shares of Great Plains shall be terminated.

2.4 Tax Consequences. It is intended that the steps described in this Plan will constitute a complete liquidation of International Fund within the meaning of Section 332 of the Code.


3.	Conditions Precedent to Closing.
The completion of this Plan is subject to the conditions that on or before the Closing Date:

3.1 Consents and Approvals; Approval of the Plan. All consents and approvals of other parties, including the consent of any other International Fund shareholders prior to the Closing Date, and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the SEC and of state Blue Sky or securities authorities) deemed necessary by Great Plains to permit consummation of the transactions contemplated hereby, shall have been obtained.

3.2 No Adverse Actions. On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit or obtain damages or other relief in connection with this Plan or the transactions contemplated hereby.

3.3  Disposition of Ineligible Investments by International Fund.
Prior to the Closing Date, International Fund shall sell, liquidate or otherwise dispose of such securities and instruments (or portions thereof) in its investment portfolio as and to the extent necessary, if any, to enable Equity Fund to own, purchase or hold all of the securities and instruments in the International Fund's investment portfolio being transferred to Equity Fund without causing a violation of any of Equity Fund's investment restrictions or policies.


4.	Termination.
This Plan may be terminated at any time by Great Plains, and will be terminated by Great Plains if any of the conditions precedent to completion of the Plan set forth in Article 3 has not been satisfied as of the Closing Date. In the event of any such termination, there shall be no liability for damages on the part of any of International Fund or Equity Fund.


5.	Amendment.
This Plan may be amended, modified or supplemented in such manner as Great Plains determines.


6.	Miscellaneous.

6.1 Headings. The Article and Section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

6.2 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, the Great Plains Declaration of Trust and the Great Plains Bylaws, and the registration statement of Great Plains on Form N-1A.

6.3 Limitation of Liability. The Agreement and Declaration of Trust of Great Plains is on file with the Secretary of State of the Commonwealth of Massachusetts. This Plan is executed on behalf of Great Plains by an officer of Great Plains in his capacity as an officer and not individually and the obligations of Great Plains under this Agreement are not binding upon Great Plains' trustees, officers or shareholders individually, but are binding only upon the assets and property of International Fund and Equity Fund as the case may be.

IN WITNESS WHEREOF, on the authority of the Board of Trustees of Great
Plains, this Plan has been executed by its duly authorized officer as of the day and year first written above.
						BY ORDER OF THE BOARD OF TRUSTEES
						OF GREAT PLAINS FUNDS

						(On Behalf of International Fund
						and Equity Fund)

						By: /s/ James Stuart III
							  Vice President